Exhibit 10.7

Fair Isaac Corporation
2012 Long-Term Incentive Plan
Employee Non-Statutory Stock Option Agreement (United Kingdom)

Option Terms and Conditions*

1.
Grant of Stock Options. The Company hereby grants to you, subject to the terms and conditions in this Employee Non-Statutory Stock Option Agreement (the “Agreement”) and subject to the terms and conditions of the Plan, an option to purchase the number of Shares specified on the cover page of this Agreement (the “Option”).

2.	Non-Statutory Stock Option. This Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code and will be interpreted accordingly.

3.
Vesting and Exercise Schedule. This Option will vest and become exercisable as to the portion of Shares and on the dates specified on the cover page to this Agreement, so long as you remain an Employee. The vesting and exercise schedule is cumulative, meaning that to the extent the Option has not already been exercised and has not expired, terminated or been cancelled, you or the person otherwise entitled to exercise the Option as provided in this Agreement may at any time purchase all or any portion of the Shares that may then be purchased under that schedule.

Vesting and exercisability of this Option will be accelerated during the term of the Option if your Service to the Company or any Affiliate terminates because of your death or Disability, as provided in Section 6(e)(2) of the Plan. Vesting and exercisability will also be accelerated under the circumstances described in Section 13(d) of the Plan and may be accelerated by action of the Committee in accordance with Sections 3(b)(2), 13(b)(3) and 13(c) of the Plan. Vesting and exercisability may also be accelerated upon the occurrence of events and in accordance with the terms and conditions specified in any other written agreement you have with the Company.

4.	Expiration. This Option will expire and will no longer be exercisable at 5:00 p.m. Central Time on the earliest of:

(a)	the expiration date specified on the cover page of this Agreement;

(b)	the expiration of any applicable period specified in Section 6(e) of the Plan during which this Option may be exercised after your termination of Service;

(c)
if the Committee has taken action to accelerate exercisability in accordance with Sections 13(b)(3) or 13(c) of the Plan, the expiration of any applicable exercise period specified by the Committee pursuant to such action;

(d)	the date (if any) fixed for cancellation of this Option pursuant to Section 13(b)(2) or 13(d) of the Plan; or

(e)	the expiration of any applicable period specified in any other written agreement you have with the Company providing for accelerated vesting and exercisability.

*	To the extent any capitalized term used in this Agreement is not defined, it has the meaning assigned to it in the Plan as the Plan currently exists or as it is amended in the future.

Exhibit 10.7

5.
Service Requirement. Except as otherwise provided in Section 6(e) of the Plan, and as may otherwise be provided by action of the Committee in accordance with Sections 13(b)(3) or 13(c) of the Plan, this Option may be exercised only while you continue to provide Service to the Company or an Affiliate as an Employee, and only if you have continuously provided such Service since the date this Option was granted.

6.
Leave of Absence. Your Service as an Employee will be deemed continuing while you are on a leave of absence approved by the Company in writing or guaranteed by applicable law or other written agreement you have entered into with the Company (an “Approved Leave”). If you do not resume providing Service as an Employee following your Approved Leave, your Service will be deemed to have terminated upon the expiration of the Approved Leave.

7.
Exercise of Option. Subject to Section 5 of this Agreement and to the Company’s policies governing trading in its securities, the vested and exercisable portion of this Option may be exercised through use of the account maintained for you at E*TRADE or another automated electronic platform approved by the Company or through delivery to the Company’s Stock Administration office of written notification of exercise that states the number of Shares to be purchased and is signed or otherwise authenticated by the person exercising this Option. If the person exercising this Option is not the Optionee, he or she also must submit appropriate proof of his or her right to exercise this Option.

8.
Payment of Exercise Price. When you submit your notice of exercise pursuant to Section 7 of this Agreement, you must include payment of the exercise price of the Shares being purchased through one or a combination of the following methods:

(a)    your personal check, a cashier’s check or money order payable in U.S. dollars;

(b)    to the extent permitted by law, a broker-assisted cashless exercise in which you irrevocably instruct a broker to deliver proceeds of a sale of all or a portion of the Shares for which the Option is being exercised to the Company in payment of the exercise price of such Shares and, to the extent consistent with Section 9 of this Agreement, in payment of Tax-Related Items (as defined below);

(c)    by delivery to the Company or its designated agent of unencumbered Shares having an aggregate Fair Market Value on the date of exercise equal to the exercise price of the Shares for which the Option is being exercised; or

(d)    by a reduction in the number of Shares to be delivered to you upon exercise, such number of Shares to be withheld having an aggregate Fair Market Value on the date of exercise equal to the exercise price of the Shares for which the Option is being exercised.

However, if the Committee determines, in any given circumstance, that payment of the exercise price with Shares pursuant to subsection (c) above or by authorizing the Company to retain Shares pursuant to subsection (d) above is undesirable for any reason, you will not be permitted to pay any portion of the exercise price in that manner. Moreover, if the Committee determines that payment of the exercise price by one of the methods specified above is required or desirable for legal or administrative reasons, you will be required to pay the exercise price by such method.

9.
Tax Consequences and Withholding. You acknowledge that, regardless of any action taken by the Company or, if different, the Affiliate employing you (the "Employer"), the ultimate liability for all income tax, social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (the “Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related

Exhibit 10.7

Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends, and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, you agree to make arrangements acceptable to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any withholding obligation for the Tax-Related Items by one of the following methods:
(i) withholding from proceeds of the sale of Shares acquired at exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent);
(ii) delivery of your authorization to E*TRADE (or another broker designated by the Company) to transfer to the Company from your account at such broker the amount of such Tax-Related Items;
(iii) withholding from your wages or other cash compensation paid to you by the Company or any Affiliate; and/or
(iv) any other method approved by the Company and permitted under applicable law.
If payment or withholding of income tax due in connection with the Option is not made within ninety (90) days after the end of the tax year in which the income tax liability arises or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by you to the Employer, effective as of the Due Date (to the extent such a loan is permitted under applicable law). You agree that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue & Customs (“HMRC”), it shall be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in this Section 9.
Depending on the withholding method and to the extent permitted under the Plan and applicable law, the Company and/or the Employer may withhold for Tax-Related Items by considering minimum statutory withholding rates or up to the maximum rate applicable in your jurisdiction. In the event of any over-withholding, you will have no entitlement to the over-withheld amount in Shares and such amounts will be refunded to you in cash in accordance with applicable law.
The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.

10.
Payment of Employer NICs. As a condition to participation in the Plan and the exercise of the Option, you hereby agree to accept all liability for any secondary Class 1 National Insurance contributions which would otherwise be payable by the Company or any Affiliate (including the Employer) or any successor thereto with respect to the exercise of the Option or any other event giving rise to taxation under the Option (the “Employer NICs”). Without prejudice to the foregoing, you acknowledge that you have entered into (or will enter into within the time period specified by the Company) a Joint Election Form provided by the Company and approved by HMRC and any other consent or elections required to effect the transfer of the Employer NICs to you. You further agree to execute such other joint elections as may be required between you and any successor to the Company and/or the Employer. You further agree that the Company and/or the Employer may collect the Employer NICs by any of the means set forth in the Joint Election Form or Section 9 of this Agreement.

Exhibit 10.7

11.
Delivery of Shares. As soon as practicable after the Company receives the notice of exercise and exercise price provided for above, and determines that all conditions to exercise, including the tax withholding provisions of Section 9 and the compliance provisions of Section 20 of this Agreement, have been satisfied, it will arrange for the delivery of the Shares being purchased. Delivery of the Shares shall be effected by the electronic delivery of the Shares to a brokerage account maintained for you at E*TRADE (or another broker designated by the Company), or by another method provided by the Company. All Shares so issued will be fully paid and nonassessable.

12.
Transfer of Option. During your lifetime, only you (or your guardian or legal representative in the event of legal incapacity) may exercise this Option except in the case of a transfer described below. You may not assign or transfer this Option other than by a transfer upon your death in accordance with your will, by the applicable laws of descent and distribution in your country or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan (to the extent such designation is valid under applicable law). Following any such transfer, this Option shall continue to be subject to the same terms and conditions that were applicable to this Option immediately prior to its transfer and may be exercised by such permitted transferee as and to the extent that this Option has become exercisable and has not terminated in accordance with the provisions of the Plan and this Agreement.

13.
No Shareholder Rights Before Delivery of Shares. Neither you nor any permitted transferee of this Option will have any of the rights of a shareholder of the Company with respect to any Shares subject to this Option until such Shares have been delivered to you or your permitted transferee pursuant to Section 11 of this Agreement. No adjustments shall be made for dividends or other rights if the applicable record date occurs before such delivery has been effected, except as otherwise described in the Plan.

14.	Nature of Grant. In accepting the grant of this Option, you acknowledge, understand and agree as follows:

(a)
The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan.

(b)
The grant of this Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past.

(c)	All decisions with respect to future option grants, if any, will be at the sole discretion of the Committee.

(d)	You are voluntarily participating in the Plan.

(e)
This Option and any Shares subject to the Option, and the income and value of same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or any Affiliate (including, as applicable, the Employer) and which are outside the scope of your employment contract, if any.

(f)
This Option and any Shares subject to the Option, and the income and value of same, are not to be considered part of your normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, payment in lieu of notice, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments.

(g)	This Option and any Shares subject to the Option, and the income and value of same, are not intended to replace any pension rights or compensation.

(h)
Unless otherwise agreed with the Company, this Option and the Shares subject to the Option, and the income and value of the same, are not granted as consideration for, or in connection with, the services you may provide as a member of the board of directors or as a legal representative of an Affiliate.

Exhibit 10.7

(i)
In the event that the Employer is not the Company, the grant of the Option will not be interpreted to form an employment contract or relationship with the Company and, furthermore, the grant of this Option will not be interpreted to form an employment contract with any Affiliate (including, as applicable, the Employer).

(j)
This Option and Agreement do not give you a right to continued Service with the Company or any Affiliate (including the Employer) and the Employer may terminate your Service at any time subject to local law and the terms of any employment agreement, if any, and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

(k)
The future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty; if the underlying Shares do not increase in value, the Option will have no value; if you exercise your Option and acquire Shares, the value of such Shares may increase or decrease, even below the exercise price.

(l)
No claim or entitlement to compensation or damages shall arise from forfeiture of this Option resulting from the termination of your Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any).

(m)
Neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States (“U.S.”) Dollar that may affect the value of the Option or of any amounts due to you pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.

15.	Data Privacy.

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Option materials (“Data”) by and among, as applicable, the Employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Employer, the Company and its Affiliates, as applicable, may hold certain personal information about you, including, but not limited to, your name, home address, telephone number and email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any equity or directorships held in the Company and its Affiliates, details of all options or any other entitlement to equity awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan.

You understand that Data will be transferred to third party service providers that are assisting the Company with the implementation, administration and management of the Plan, including E*TRADE (including E*TRADE Securities LLC and its affiliated entities), or such other stock plan service provider as may be selected by the Company in the future. You understand that the recipients of Data may be located in your country or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative. You authorize the Company, E*TRADE and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by

Exhibit 10.7

contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your status with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant the Option or other equity awards to you or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

16.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You understand and agree that you should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

17.
Governing Plan Document. This Agreement and Option are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

18.
Choice of Law and Venue. This Option and Agreement will be interpreted and construed in accordance with and governed by the laws of the State of Minnesota, and all Participants agree to the exclusive venue and jurisdiction of the State and Federal Courts located in Hennepin County, Minnesota and waive any objection based on lack of jurisdiction or inconvenient forum. Any action relating to or arising out of this Plan must be commenced within one year after the cause of action accrued. This provision will not apply to Participants who relocate and primarily reside and work in California.

19.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

20.
Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon exercise of the Options prior to the completion of any registration or qualification of the shares under any U.S. federal, state or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, you agree that the Company shall have unilateral authority to amend the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to the issuance of the Shares.

21.
Compensation Recovery Policy. To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or any committee thereof in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the SEC or any national securities exchange on which the Stock is then listed.  This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy.

22.
Insider Trading/Market Abuse Restrictions. You may be subject to insider trading restrictions and/or market abuse laws which may affect your ability to acquire or sell Shares or rights to Shares (e.g., the Option) during such times as you are considered to have "inside information" regarding the Company (as defined by the laws

Exhibit 10.7

in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy as set forth in the “Statement of Company Policy as to Trades in the Company’s Securities By Company Personnel and Confidential Information.” You are responsible for ensuring compliance with any applicable restrictions.

23.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons (including if you relocate to another country after the Grant Date), and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

24.
Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

25.
Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Participant.

26.
Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

By accepting this Option in the manner prescribed by the Company, you agree to all the terms and conditions described in this Agreement and in the Plan.